Exhibit 19.1 19800 MacArthur Blvd., Suite 250 Irvine, California 92612 +1 (949) 238-8090 eledon.com

Document Number:	OP-0013
Document Revision:	1.1
Document Name:	Insider Trading
Effective Date:	January 09, 2021

1.
Policy Scope

This Policy applies to all employees, temporary workers, and members of the Board of Directors of Eledon Pharmaceuticals, Inc. (together “Personnel”) along with its affiliates and subsidiaries (together "Company''). This Policy also applies to any individuals such as consultants and contractors whom the Company’s Principal Financial and Accounting Officer may designate as Personnel because they have access to material nonpublic information concerning the Company.

2.
Purpose

The federal securities laws prohibit any Personnel from purchasing or selling Company securities on the basis of material nonpublic information concerning the Company, or from tipping material nonpublic information to others. These laws impose severe sanctions on individuals who violate them. In addition, the Securities and Exchange Commission (“SEC”) has the authority to impose large fines on the Company and on the Company’s Directors, executive officers and controlling stockholders if the Company’s Personnel engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).

This insider trading policy is being adopted in light of these legal requirements, and with the goal of helping:

i.
prevent inadvertent violations of the insider trading laws;
ii.
avoid embarrassing proxy disclosure of reporting violations by persons subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”);
iii.
avoid even the appearance of impropriety on the part of those employed by, or associated with, the Company;
iv.
protect the Company from controlling person liability; and
v.
protect the reputation of the Company, its Directors and its employees.

As detailed below, this policy applies to family members and certain other persons and entities with whom Personnel have relationships. However, nothing in this policy is applicable to transactions by the Company itself.

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Exhibit 19.1 19800 MacArthur Blvd., Suite 250 Irvine, California 92612 +1 (949) 238-8090 eledon.com

3.
Policy Details
A.
Types of Material Information

Information concerning the Company is considered material if there is a substantial likelihood that a reasonable stockholder would consider the information important in making a decision to buy or sell the Company’s securities. Stated another way, there must be a substantial likelihood that a reasonable stockholder would view the information as having significantly altered the “total mix” of information available about the Company. Material information can include positive or negative information about the Company. Information concerning any of the following subjects, or the Company’s plans with respect to any of these subjects, would often be considered material:

i.
the Company’s revenues or earnings, including the Company’s forecasts of the same;
ii.
a significant merger or acquisition involving the Company;
iii.
a significant change in management or the Board of Directors of the Company (the “Board of Directors”);
iv.
the Company’s decision to commence or terminate the payment of cash dividends;
v.
the public or private sale of a significant amount of securities of the Company;
vi.
the establishment of a program to repurchase securities of the Company;
vii.
a stock split;
viii.
a default on outstanding debt of the Company or a bankruptcy filing;
ix.
a new product release or a significant development, invention or discovery;
x.
information concerning upcoming Food and Drug Administration actions or other significant regulatory developments, including a significant product recall;
xi.
information concerning significant clinical trials or non-clinical studies, including the timing of and findings and data from such trials and studies;
xii.
a significant licensing or collaboration agreement or serious discussions regarding such an agreement;
xiii.
the loss, delay or gain of a significant contract, sale or order or other important development regarding customers or suppliers;

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Exhibit 19.1 19800 MacArthur Blvd., Suite 250 Irvine, California 92612 +1 (949) 238-8090 eledon.com

xiv.
any litigation or disputes to which the Company may be a party;
xv.
a conclusion by the Company or a notification from its independent auditor that any of the Company’s previously issued financial statements should no longer be relied upon; or
xvi.
a change in or a dispute with the Company’s independent auditor.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information.

B.
Nonpublic Information

Information concerning the Company is considered nonpublic if it has not been disseminated in a manner making it available to investors generally.

Information will generally be considered nonpublic unless (i) the information has been disclosed in a press release, in a public filing made with the SEC (such as a Report on Form 10-K, Form 10-Q or Form 8-K), or through a news wire service or daily newspaper of wide circulation, and (ii) a sufficient amount of time has passed so that the information has had an opportunity to be digested by the marketplace.

4.
Procedures
A.
Prohibitions Relating to Transactions in the Company’s Securities
i.
Covered Persons. This section applies to:
a.
all Personnel;
b.
all family members of Personnel who share the same address as, or are financially dependent on, the Personnel and any other person who shares the same address as the Personnel (other than (i) an employee or tenant of the Personnel or (ii) another unrelated person whom the Company’s Chief Executive Officer or Principal Financial and Accounting Officer determines should not be covered by this policy); and
c.
all corporations, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.

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Exhibit 19.1 19800 MacArthur Blvd., Suite 250 Irvine, California 92612 +1 (949) 238-8090 eledon.com

ii.
Prohibition on Trading While Aware of Material Nonpublic Information.
a.
Prohibited Activities. Except as provided in this section, no Covered Person or entity covered by Section 4.A.i. may:
1.
purchase, sell or donate any securities of the Company while he or she is aware of any material nonpublic information concerning the Company or recommend to another person that they do so;
2.
disclose to any other person any material nonpublic information concerning the Company if such person may misuse that information, such as by purchasing or selling Company securities or tipping that information to others;
3.
purchase, sell or donate any securities of another company while he or she is aware of any material nonpublic information concerning such other company which he or she learned in the course of his or her service as Personnel of the Company or recommend to another person that they do so; or
4.
disclose to any other person any material nonpublic information concerning another company which he or she learned in the course of his or her service as Personnel of the Company if such person may misuse that information, such as by purchasing or selling securities of such other company or tipping that information to others.
b.
Exceptions. The prohibitions in Section 4.A.ii. and Section 4.A.iii. on purchases, sales and donations of Company securities do not apply to:
1.
exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while the Personnel is aware of material nonpublic information or during a blackout period (as defined in Section 4.A.iii.);
2.
acquisitions or dispositions of Company common stock under the Company’s 401(k) or other individual account plan that are made pursuant to standing instructions not entered into or modified while the Personnel is aware of material nonpublic information or during a blackout period;
3.
other purchases of securities from the Company (including purchases under the

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Exhibit 19.1 19800 MacArthur Blvd., Suite 250 Irvine, California 92612 +1 (949) 238-8090 eledon.com

Company’s Employee Stock Purchase Plan) or sales of securities to the Company;
4.
bona fide gifts, unless the person making the gift has reason to believe that the recipient intends to sell the securities while the Personnel is aware of material nonpublic information or during a blackout period; and
5.
purchases or sales made pursuant to a binding contract, written plan or specific instruction (a “trading plan”) which is adopted and operated in compliance with Rule 10b5-1; provided (i) such trading plan: (1) is in writing; (2) was submitted to the Company for review by the Company prior to its adoption; and (3) was not adopted while the Personnel was aware of material nonpublic information or during a blackout period; and (ii) any trade under such trading plan shall not occur until at least 60 days after the date of such trading plan, and if such trading plan is amended in any material respect or terminated, trades may not occur pursuant to such trading plan or a subsequent trading plan until at least 60 days after such amendment or termination.
c.
Application of Policy After Cessation of Service. If a person ceases to be Personnel of the Company at a time when he or she is aware of material nonpublic information concerning the Company, the prohibition on purchases, sales or donations of Company securities in Section 4.A.ii shall continue to apply to such person until that information has become public or is no longer material.
iii.
Blackout Periods.
a.
Regular Blackout Periods. Except as provided in Section 4.A.ii.b., no Personnel or entity covered by Section 4.A. may purchase, sell or donate any securities of the Company during the period beginning one week prior to the end of each fiscal quarter and ending upon the completion of the first full trading day after the public announcement of earnings for such quarter (a “regular blackout period”).
b.
Corporate Blackout Periods. The Company may from time to time notify Personnel of a period in which no securities of the Company may be traded (a “Blackout Period”). Blackout Periods are often put into effect around the time of significant events or developments involving the Company. In such event, except as provided in Section 4.A.ii.b., no such Personnel may purchase, sell or donate any securities of the Company during such Blackout Period or inform anyone else that a Blackout Period is in effect.
c.
Prohibition on Pledges. No Personnel or entity covered by Section 4.A. may

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Exhibit 19.1 19800 MacArthur Blvd., Suite 250 Irvine, California 92612 +1 (949) 238-8090 eledon.com purchase Company securities on margin, borrow against Company securities held in a margin account, or pledge Company securities as collateral for a loan. However, an exception may be granted where a person wishes to pledge Company securities as collateral for a loan (other than a margin loan) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Company’s Principal Financial and Accounting Officer.
d.
Prohibition on Short Sales and Derivative Transactions. No Personnel or entity covered by this section may engage in any of the following types of transactions:
1.
short sales of Company securities, including short sales “against the box”; or
2.
purchases or sales of puts, calls or other derivative securities based on the Company’s securities; or
3.
purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities.
e.
Partnership Distributions. Nothing in this policy is intended to limit the ability of a venture capital partnership or other similar entity with which a Director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected Director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
f.
Underwritten Public Offering. Nothing in this policy is intended to limit the ability of any Personnel to sell Company securities as a selling stockholder in an underwritten public offering pursuant to an effective registration statement in accordance with applicable securities law.
iv.
Notice and Pre-Clearance of Transactions.
a.
Pre-Transaction Clearance. No Personnel or entity covered by Section 4.A. (a “Pre-Clearance Person”) may purchase or sell or otherwise acquire or dispose of securities of the Company, other than in a transaction permitted under Section 4.A.ii.b., unless such person pre-clears the transaction with the Principal Financial and Accounting Officer. A request for pre-clearance shall be made in accordance

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Exhibit 19.1 19800 MacArthur Blvd., Suite 250 Irvine, California 92612 +1 (949) 238-8090 eledon.com with the procedures established by the Principal Financial and Accounting Officer. The Principal Financial and Accounting Officer shall have sole discretion to decide whether to clear any contemplated transaction.
1.
Notwithstanding the foregoing, the Company’s Chief Executive Officer or Principal Financial and Accounting Officer shall have sole discretion to decide whether to clear transactions by a Director or persons or entities subject to this policy as a result of their relationship with a Director;
2.
the Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the Principal Financial and Accounting Officer or persons or entities subject to this policy as a result of their relationship with the Principal Financial and Accounting Officer; and
3.
the Chairman of the Audit Committee of the Board of Directors shall have sole discretion to decide whether to clear transactions by the Company’s Chief Executive Officer or persons or entities subject to this policy as a result of their relationship with the Company’s Chief Executive Officer.
4.
All trades that are pre-cleared must be effected within five (5) business days of receipt of the pre-clearance unless a specific exception has been granted by the Principal Financial and Accounting Officer or (i) the Chief Executive Officer or Principal Financial and Accounting Officer in the case of transactions by a Director or persons or entities subject to this policy as a result of their relationship with a Director, (ii) the Chief Executive Officer in the case of transactions by the Principal Financial and Accounting Officer or persons or entities subject to this policy as a result of their relationship with the Principal Financial and Accounting Officer, or (iii) the Chairman of the Audit Committee of the Board of Directors in the case of transactions by the Chief Executive Officer or persons or entities subject to this policy as a result of their relationship with the Chief Executive Officer. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five (5) business day period must be pre-cleared again prior to execution.
5.
Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a Blackout Period before the transaction is effected, the transaction may not be completed.
b.
Post-Transaction Notice. Each Personnel or entity covered by Section 4.A. who is subject to reporting obligations under Section 16 of the Exchange Act shall also

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Exhibit 19.1 19800 MacArthur Blvd., Suite 250 Irvine, California 92612 +1 (949) 238-8090 eledon.com notify the Principal Financial and Accounting Officer (or his or her designee) of the occurrence of any purchase, sale or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event within one (1) business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.
c.
Deemed Time of a Transaction. For purposes of this Section 4.A.iv., a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).
B.
Regulation BTR

If the Company is required to impose a “pension fund blackout period” under Regulation BTR, each Director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such blackout period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.

5.
Violations

Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including termination of employment. In addition to any disciplinary actions the Company may take, insider trading can also result in administrative, civil or criminal proceedings which can result in significant fines and civil penalties, being barred from service as an officer or director of a public company or being sent to jail.

6.
Company Assistance and Education
A.
Education

The Company shall take reasonable steps designed to ensure that all Personnel of the Company are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading.

B.
Assistance

The Company shall provide reasonable assistance to all Directors and executive officers, as requested by such Directors and executive officers, in connection with the filing of Forms 3, 4

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Exhibit 19.1 19800 MacArthur Blvd., Suite 250 Irvine, California 92612 +1 (949) 238-8090 eledon.com and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Directors and executive officers.

C.
Limitation on Liability

None of the Company, the Chief Executive Officer, the Principal Financial and Accounting Officer, the Chairman of the Company’s Board of Directors or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a trading plan submitted pursuant to Section 4.A.ii.b.5., a request for pre-clearance submitted pursuant to Section 4.A.iv.a. or a request to allow a pledge submitted pursuant to Section 4.A.iii.c. Notwithstanding any review of a trading plan pursuant to Section 4.A.ii.b.5. or pre-clearance of a transaction pursuant to Section 4.A.iv.a., none of the Company, the Principal Financial and Accounting Officer or the Company’s other employees assumes any liability for the legality or consequences of such trading plan or transaction to the person engaging in or adopting such trading plan or transaction.

7.
Related Policies

OP-0003 Code of Conduct

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